Exhibit 99.1

Contacts:
Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com

Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Fourth Quarter and Year-End 2007 Financial Results and Business
Progress and 2008 Financial Guidance
- Full-Year Revenue Increased 120 Percent Compared to 2006 -
- Tests Delivered Grew 69 Percent Compared to 2006 -
- Oncotype DX Included in NCCN, ASCO Guidelines -
- Conference Call Today at 4:30 p.m. ET -
REDWOOD CITY, Calif., Feb. 5, 2008 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the fourth quarter and year ended December 31, 2007.
Total revenue increased to $19.3 million in the fourth quarter of 2007 compared to $8.6 million in the fourth quarter of 2006. Total revenue for the year ended December 31, 2007 increased to $64.0 million compared to $29.2 million in 2006. Product revenue from Oncotype DX was $19.3 million in the fourth quarter of 2007 compared to $8.1 million in the fourth quarter of 2006. Product revenue was $62.7 million for the year ended December 31, 2007 compared to $27.0 million in 2006. Contract revenue comprised the balance of total revenue for each of these periods.
“Throughout 2007, and particularly in the fourth quarter, we experienced significant growth in product revenue fueled by increasing physician, patient and payor adoption of Oncotype DX,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We believe that the inclusion of Oncotype DX in both the American Society of Clinical Oncology (ASCO) and the National Comprehensive Cancer Network (NCCN) guidelines signals a change in the treatment paradigm for patients with early-stage breast cancer. Increasingly, physicians and patients are incorporating individualized molecular information into treatment decisions as standard practice.”
Additional Fourth Quarter and Year-End 2007 Financial Results
Cost of product revenue was $4.9 million in the fourth quarter of 2007, compared to $2.7 million for the fourth quarter of 2006. Cost of product revenue for the year ended December 31, 2007 was $17.3 million, compared to $9.9 million in 2006.

Research and development expenses for the fourth quarter of 2007 were $6.0 million, compared to $4.2 million for the same period in 2006. Research and development expenses for the full year 2007 were $22.1 million as compared to $12.8 million in 2006.
Selling and marketing and general and administrative expenses for the fourth quarter of 2007 were $15.2 million, compared to $11.2 million for the same period in 2006. Selling and marketing and general and administrative expenses for the full year 2007 were $54.3 million as compared to $37.4 million in 2006.
Included in fourth quarter 2007 operating expenses was $1.9 million of stock-based compensation expense, compared to $0.9 million of stock-based compensation expense in the same period in 2006. Stock-based compensation expense for the full year was $6.4 million, compared to $3.0 million in 2006.
Net loss was $6.0 million in the fourth quarter of 2007, compared to $9.0 million in the fourth quarter of 2006. Basic and diluted net loss per share applicable to common stockholders was $0.21 in the fourth quarter of 2007, compared to a net loss per share of $0.37 per share in the fourth quarter of 2006.
Net loss for the year ended December 31, 2007 was $27.3 million, compared to $28.9 million in 2006. Basic and diluted net loss per share was $1.02 for the year ended December 31, 2007 compared to a $1.18 net loss per share in 2006.
During the fourth quarter of 2007, approximately 45 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered, primarily reflecting established payment patterns from payors with coverage policies in place. This compares to 31 percent of product revenue recorded on an accrual basis in the third quarter of 2007.
Cash and cash equivalents and investments at December 31, 2007 were $68.4 million, compared to $44.2 million at December 31, 2006 and $73.9 million at September 30, 2007.
2008 Outlook and Financial Guidance
“In 2008, we will continue to seek to broaden the clinical utility of Oncotype DX by investigating ways to appropriately expand its use to help women and their physicians with treatment decisions for breast cancer, including patients with node-positive breast cancer and ductal carcinoma in situ, or DCIS,” said Kim Popovits, President and Chief Operating Officer of Genomic Health. “We expect our net loss to narrow in the coming year, while we continue to invest in our product pipeline and commercial infrastructure.”
The Company is providing the following financial guidance for the full year ending December 31, 2008:
•	Deliver 34,000 to 37,000 test results;

•	Revenue of $100 million to $110 million; and

•	Net loss of $15 million to $20 million.

Recent Highlights and Accomplishments
Peer-Reviewed Publications and Medical Meeting Presentations
— In October, ASCO included the use of Oncotype DX in updated guidelines on the use of breast cancer tumor markers.
— NCCN, in its 2008 Breast Cancer Treatment Guidelines, included use of Oncotype DX to set treatment planning. Oncotype DX is the only multi-gene expression assay to be recommended by NCCN, an alliance of 21 world-leading cancer centers dedicated to improving the quality and effectiveness of care provided to patients with cancer.
— In December, eight studies were presented at the San Antonio Breast Cancer Symposium (SABCS) reinforcing the clinical utility of Oncotype DX. The SABCS presentations included a study presented by the Southwest Oncology Group (SWOG), which reported positive results for use of Oncotype DX in early-stage estrogen receptor-positive breast cancer patients with positive nodes. Additionally, three studies assessing the impact of Oncotype DX on treatment decisions concluded that use of the test resulted in less recommendation for and use of chemotherapy, demonstrating the actionable nature of Oncotype DX in its ability to help reduce unnecessary use of chemotherapy.
— In December, the Agency for Healthcare Research and Quality, the lead Federal agency charged with improving the quality, safety, efficiency, and effectiveness of health care, released an online report reviewing the field of genomic classifiers in breast cancer including Oncotype DX and other tests. This report, sponsored by CDC and prepared by the Johns Hopkins Evidence-based Practice Center, indicates that there is strong evidence that Oncotype DX provides meaningful information beyond standard measures to predict recurrence and chemotherapy benefit, with demonstrated clinical utility.
Physician Usage and Adoption
— More than 7,200 test results were delivered in the fourth quarter of 2007, compared to more than 4,450 test results delivered in the fourth quarter of 2006.
— More than 24,450 test results were delivered in 2007 compared to more than 14,500 in 2006, bringing the cumulative total to more than 46,500 tests since Oncotype DX became commercially available.
Reimbursement Progress for Oncotype DX
— Health plans covering greater than 70 percent of U.S. insured lives provide reimbursement for Oncotype DX through contracts, agreements and policy decisions.
— Medi-Cal, our first Medicaid payor, established a policy covering approximately 6 million lives.
— Excellus Blue Cross Blue Shield, a payor in upstate New York, established a positive policy covering approximately 2 million lives.
— Regence Blue Cross Blue Shield, in the Pacific Northwest and Mountain states, established a positive coverage policy covering approximately 3 million lives.
— Blue Cross Blue Shield plans of Florida, Idaho, North Dakota, Louisiana and Mississippi established policies covering approximately 7.5 million lives.
— Great-West Healthcare, recently acquired by CIGNA, initiated a positive policy covering approximately 2.6 million lives.

Pipeline
— Results of two studies presented at the ASCO Gastrointestinal Cancers Symposium in January 2008 identified genes that could help predict the likelihood of recurrence of early-stage colon cancer. Genomic Health is conducting detailed analyses of these studies to select a refined gene set for the development of a clinical assay to quantify the risk of recurrence and likelihood of chemotherapy benefit for patients with early-stage colon cancer, which we expect will be validated in an independent study later this year.
— Established an agreement with Pfizer to apply the same molecular technology and clinical strategy used to develop Oncotype DX to develop a genomic test to estimate the risk of recurrence following surgery for patients with Stage I-III renal carcinoma, clear cell type, which affects an estimated 25,000 people each year in the United States.
— Beginning February 1, 2008, included single gene reporting for estrogen and progesterone receptor gene expression in all Oncotype DX reports.
— Announced plans to investigate the utility of Oncotype DX in patients with ductal carcinoma in situ (DCIS), a pre-invasive form of breast cancer that affects approximately 60,000 women per year in the United States. Genomic Health plans to evaluate the use of the Oncotype DX 21-gene panel and also seek to identify other genes that may be used for treatment planning in DCIS.
Conference Call Details
To access the live conference call today, February 5 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 33305336. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 12 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 33305336.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test service, Oncotype DX®, which has been shown to predict the likelihood of breast cancer recurrence and the likelihood of chemotherapy benefit in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our belief that the inclusion of Oncotype DX in ASCO’s and NCCN’s guidelines signals a change in the treatment paradigm for women with early-stage breast cancer; our belief that the use of Oncotype DX is becoming standard practice in breast cancer treatment planning; our plans to broaden the clinical utility of Oncotype DX to include node- positive breast cancer and ductal carcinoma in situ; the results of studies related to early-stage colon cancer, and our ability to develop a clinical assay for early-stage colon cancer; our ability to identify other genes that may be clinically useful in DCIS; the timing of a validation study for our colon cancer assay; the outcome or success of clinical trials and our expectations regarding potential clinical outcomes; our plans to invest in our product pipeline and our commercial infrastructure; the applicability of clinical study results to actual outcomes; and our 2008 financial guidance, including expectations regarding the number of test results delivered, revenue and net loss. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing test and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006

	(Unaudited)		(Unaudited)	(Audited)
REVENUES:
Product revenues	$19,264	$8,074	$62,745	$27,006
Contract revenues	84	542	1,282	2,168

Total revenues	19,348	8,616	64,027	29,174

OPERATING EXPENSES:
Cost of product revenues	4,915	2,707	17,331	9,908
Research and development	6,015	4,162	22,053	12,841
Selling and marketing	10,079	7,295	36,456	24,625
General and administrative	5,087	3,861	17,849	12,765

Total operating expenses	26,096	18,025	93,689	60,139

Loss from operations	(6,748)	(9,409)	(29,662)	(30,965)

Other income (expense):
Interest and other income	900	548	3,048	2,491
Interest expense	(143)	(134)	(678)	(446)

Net loss	($5,991)	($8,995)	($27,292)	($28,920)

Basic and diluted net loss per share	($0.21)	($0.37)	($1.02)	($1.18)

Shares used to compute basic and diluted net loss per share	28,162,249	24,537,122	26,759,798	24,508,845

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Dec-07	31-Dec-06
	(Unaudited)	(Audited)
Cash and cash equivalents	$39,164	$14,926
Short-term investments	29,196	29,289
Accounts receivable, net	4,989	1,862
Prepaid expenses and other current assets	3,205	1,609

Total current assets	76,554	47,686

Property and equipment, net	10,412	9,421
Restricted cash	500	500
Other assets	463	417

Total assets	$87,929	$58,024

Accounts payable	$1,966	$2,523
Accrued expenses and other current liabilities	7,615	4,390
Deferred revenue	1,009	847
Notes payable, short-term	2,687	2,547
Notes payable, long-term	2,039	4,726
Other liabilities	1,447	1,162
Stockholders’ equity	71,166	41,829

Total liabilities and stockholders’ equity	$87,929	$58,024

The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.